EX-99.(13)(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 19, 2013, relating to the financial statements and highlights of TIAA Separate Account VA-1, which appears in the December 31, 2012 Annual Report to the Management Committee and Contract owners of TIAA Separate Account VA-1, which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Condensed Financial Information”, “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2013